Exhibit 10.62
EXECUTION COPY
     AMENDMENT NO. 1, dated September 1, 2010 (this “Amendment”), to the Amended and Restated Employment Agreement (the “Employment Agreement”) by and between Burger King Corporation, a Florida corporation (together with any successor thereto, the “Company”), and John W. Chidsey (the “Executive”), dated as of April 1, 2010.
          WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 1, 2010, by and among Burger King Holdings, Inc., a Delaware corporation and parent company of the Company (“BHI”), Blue Acquisition Holding Corporation, a Delaware corporation (“Parent”), and Blue Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into BHI (the “Merger”) and BHI will become a wholly owned subsidiary of Parent;
          WHEREAS, Executive commenced employment with the Company on March 1, 2004;
          WHEREAS, the parties to the Merger Agreement desire that Executive continue to perform services for the Company following the Merger on the terms and conditions set forth in the Employment Agreement, as herein amended; and
          WHEREAS, subject to consummation of the Merger, the Company and Executive wish to make certain amendments to the Employment Agreement.
          NOW, THEREFORE, the Company and Executive hereby agree that, subject to and effective upon consummation of the Merger and provided that the Executive remains continuously employed until the Effective Time of the Merger, the Employment Agreement shall be amended as follows (it being understood that capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Employment Agreement):
          1. Section 3 of the Employment Agreement is hereby amended by adding the following paragraphs at the end thereof:
     “Notwithstanding the foregoing, from and after the Effective Time (as defined in the Agreement and Plan of Merger, dated as of September 1, 2010, by and among Burger King Holdings, Inc., Blue Acquisition Holding Corporation (“Parent”), and Blue Acquisition Sub, Inc. (the “Merger Agreement”)), the Employment Period shall be a period of six (6) months commencing at the Effective Time (the “Transition Period”) and there shall be no Additional Term thereafter. During the Transition Period, Executive shall be entitled to receive his Base Salary under Section 5(a) hereof, a Pro-Rata Transition Period Bonus under Section 6(b) hereof, and the various benefits described in Sections 8 and 9 hereof each as in effect immediately prior to the Transition Period.
     The Company and Executive agree that an amount equal to $6,447,750 in respect of Executive’s potential entitlement under Sections 10(f)(i)(A)(i)(y) and 10(f)(i)(A)(ii)(aa) hereof shall be deposited in a “rabbi trust” for the benefit of Executive on the date on which the Effective Time occurs, such trust to contain the terms and conditions consistent with those set forth on Exhibit A hereto and other customary terms. The Company and the Executive acknowledge and agree that if the Executive remains continuously employed with the Company through the end of the Transition Period, or if during the Transition Period Executive’s employment is terminated by reason of death or Disability or Without Cause or Executive resigns for Good Reason, the Executive (or, if applicable, his estate) shall become entitled to the Accrued Obligations, the payments under Sections 10(f)(i)(A)(i)(y), 10(f)(i)(A)(ii)(aa) and 10(f)(i)(A)(iii) and continued benefits under Section 10(f)(i)(B), so long as the Executive otherwise satisfies the requirements of such sections, including the requirement that Executive executes and does not revoke the Release and Discharge of All Claims described therein. For the avoidance of doubt, if the Executive (i) resigns without Good Reason or (ii) is terminated for Cause prior to the end of the Transition Period, the Executive shall not be entitled to any payments or benefits pursuant to Section 10(f)(i)(A).
     Following Executive’s Separation from Service upon the expiration of the Transition Period, Executive shall remain as a member the Board, in his discretion, and perform services as a consultant, as reasonably requested by the Company or Parent, for a period of six (6) months (the “Consulting Period”); provided, that the amount of time during which Executive provides consulting services during the Consulting Period shall not exceed twenty (20%) of the average level of services performed by Executive for the Company during the thirty-six month (36) month period ending immediately prior to commencement of the Consulting Period. During the Consulting Period, Executive shall be entitled to the payments and benefits set forth in Section 5(b) hereof. The Consulting Period may be terminated by the Company or by Executive for any reason upon thirty (30) days’ prior written notice and shall automatically terminate upon Executive’s death.”
          2. Section 4 of the Employment Agreement is hereby amended by replacing the first paragraph in its entirety with the following:
“During the Transition Period, Executive shall serve as Co-Chairman of the Company reporting to Alex Behring and shall assist the Company in an executive capacity to transition his former duties and responsibilities to other Company employees and shall perform such other duties of an executive nature on behalf of the Company and its affiliates as are reasonably assigned to him by the Board of Directors of the Company (the “Board”).”
          3. Section 5 of the Employment Agreement is hereby amended to provide that the current language therein shall be contained in a new Section 5(a).
          4. A new Section 5(b) entitled shall be added to the Employment Agreement to read as follows:
     “(b) Compensation for Consulting Services.
     (i) Consulting Fee. Provided that the Executive remains continuously employed by the Company through the end of the Transition Period, during the Consulting Period, Executive shall be entitled to receive a monthly consulting fee equal to $100,000 (the “Consulting Fee”), which shall be payable in advance on the first day of the Consulting Period and on each subsequent monthly anniversary thereof.
     (ii) Expenses. During the Consulting Period, the Company shall reimburse Executive for reasonable expenses related to the provision of consulting services.
     (iii) Indemnification. During the Consulting Period, the Company shall indemnify Executive to the same extent to which Executive was indemnified immediately prior to the commencement of the Consulting Period.”
     (iv) Termination. For the avoidance of doubt, in the event that the Consulting Period terminates for any reason the Consultant shall cease to receive any further Consulting Fees hereunder.
          5. Section 6 of the Employment Agreement is hereby amended to provide that the current language therein shall be contained in a new Section 6(a).
          6. A new Section 6(b) shall be added to the Employment Agreement to read as follows:
“(b) In lieu of the Annual Bonus described in Section 6(a) above, during the Transition Period Executive shall be entitled to receive a pro-rata annual bonus for services performed during the Transition Period, such bonus to be based on the number of days employed during the Transition Period (the “Pro-Rata Transition Period Bonus”) and to be calculated on an annualized basis as one hundred percent (100%) of Executive’s Base Salary, provided that the Executive continues to be employed through the end of the Transition Period. In the event that, during the Transition Period, Executive’s employment is terminated by reason of Executive’s death, Disability or Without Cause or Executive resigns for Good Reason, Executive shall be treated as having performed services through the end of the Transition Period. The Pro-Rata Transition Period Bonus shall be paid to Executive within five (5) days following the end of the Transition Period.”
          7. A new Section 6(c) shall be added to the Employment Agreement to read as follows:
“(c) In connection with the consummation of the Merger (as defined in the Merger Agreement), (x) Executive shall become entitled to receive a lump sum cash payment representing a pro-rata target Annual Bonus for the fiscal year of the Company in which the Merger occurs (the “Pro-Rata FY 2011 Bonus”) calculated from July 1, 2010 through the date on which occurs the Effective Time and (y) as an inducement for Executive to continue to perform services during the Transition Period and the Consulting Period, Executive shall be entitled to receive an aggregate amount of $3,021,000 on the terms and conditions hereof (the “Transition Bonus”), in each case provided that the Executive remains continuously employed until the Effective Time, or, if later, continuously employed or continuously providing services as provided herein. The Pro-Rata FY 2011 Bonus and $521,000 of the aggregate Transition Bonus shall be paid within two (2) days following the Effective Time. The remaining $2.5 million of the Transition Bonus shall be payable as follows: (i) fifty percent (50%) shall be payable on the date that is six (6) months following the Effective Time and (ii) the remaining fifty percent (50%) shall be payable on the date that is twelve (12) months following the Effective Time, subject to Executive’s continued service either as an employee or a consultant, as applicable, until each such payment dates; provided, that in the event that (A) during the Transition Period, Executive’s employment is terminated by reason of Executive’s death or Disability or Without Cause or Executive resigns for Good Reason, or (B) the Consulting Period is terminated by the Company other the for Cause (as such phrase is defined in Section 10(b)(i) or (iii)) or by reason of Executive’s death or Disability, Executive shall be paid (subject to Executive’s execution and non-revocation of a release of claims in favor of the Company, other than in the case of Executive’s death) any unpaid portion of the Transition Bonus within five (5) days following such termination.”
          8. Section 7 of the Employment Agreement shall cease to apply as of the Effective Time. In connection with the Merger, Executive shall have the rights described in Section 3.04 of the Merger Agreement with respect to his outstanding equity awards; provided, however, that Executive agrees that the equity awards granted to

Executive on August 25, 2010 shall be subject to the terms and conditions described in Section 7.05(d)(II) of the Company Disclosure Schedule to the Merger Agreement.
          9. The definition of Good Reason in Section 10(d) of the Employment Agreement shall be amended by adding the following proviso immediately before the period in the last sentence in Section 10(d):
“; provided, further, that Executive hereby acknowledges and agrees that none of: (i) the consummation of the Merger, (ii) any diminution in duties as a consequence thereof or associated therewith not inconsistent with Section 4 hereof, or (iii) the execution of this Amendment shall constitute Good Reason. On and after the Effective Time, the Executive shall have Good Reason to terminate his service relationship with the Company only on account of: (i) the assignment to Executive by the Company of duties that are materially inconsistent with his position as a senior executive of the Company, (ii) the failure during the Transition Period to pay the Executive the amounts or provide the benefits required to be paid or provided pursuant to this Agreement, (iii) termination of Executive’s employment as a result of his death or Disability or (iv) the Company, other than at the initiative of Executive, requiring Executive to permanently be based anywhere that is more than 75 miles from the Company’s current principal office in Miami, Florida; provided that Executive shall (A) have given the Company notice of the event or events constituting Good Reason within 30 days of the date of such occurrence, (B) the Company shall have failed to cure such event or events within thirty (30) business days after receipt of such notice and (C) the Executive must actually terminate his employment or services with the Company within 5 days following the expiration of such cure period.”
          10. Section 10(f)(i)(A) of the Employment Agreement shall be replaced in its entirety with the following:
“(A) payments of an amount equal to the sum of (i) (x) if such Separation from Service occurs prior to a Change in Control, four (4) times, or (y) if such Separation from Service occurs subsequent to a Change in Control, six (6) times, Executive’s Base Salary as of the Date of Separation from Service, (ii) (z) if such Separation from Service occurs prior to a Change in Control, two (2) times, or (aa) if such Separation from Service occurs subsequent to a Change in Control, three (3) times, the annual amount of the Benefits Allowance referred to in Section 8(b) herein, and (iii) if such Separation from Service occurs prior to the end of the Transition Period, an amount equal to the remaining amount of Base Salary and Benefits Allowance that Executive would have received if Executive had performed services through the end of the Transition Period, which amount shall be payable in equal installments, in accordance with the Company’s regular payroll policies, during the period beginning on the first business day immediately following the six (6) month anniversary of the Date of Separation from Service and ending on the one (1) year anniversary of the Date of Separation from Service. For the avoidance of doubt, except as set forth in Section 6(b), Executive will not be entitled to receive an Annual Bonus or prorated Annual Bonus for the fiscal year in which Executive’s Separation from Service occurs;”
          11. The Employment Agreement is hereby amended to add the following new flush paragraph immediately following Section 10(f)(i)(A):
“Notwithstanding the foregoing, the portion of the amount described in Section 10(f)(i)(A) above (such amount, the “Severance”) equal to two times (2x) the lesser of (1) the sum of Executive’s “annualized compensation” within the meaning of Code Section 409A and (2) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) (i.e., with respect to 2010, $245,000) (such portion, the “Safe Harbor Amount”) shall be payable within two (2) days following the Date of Separation from Service. The remaining portion of the Severance, if any, shall be payable as set forth in Section 10(f)(i)(A) above; provided, that the Safe Harbor Amount shall reduce the Severance installments to be paid during the payment period described in Section 10(f)(i)(A) in chronological order such that any payment to be made during month seven (7) following the Date of Separation from Service shall be reduced first, any payment to be made during month eight (8) following the Date of Separation from Service shall be reduced next, and so on until 100% of the Safe Harbor Amount has been fully taken into account.”
          12. Section 12 of the Employment Agreement is hereby amended by replacing the term “one (1) year” with the term “two (2) year”.
          13. Section 13 of the Employment Agreement is hereby amended by replacing the term “one (l)-year” with the term “two (2) year”.
          14. The Employment Agreement is hereby amended by attaching the following as a new Exhibit A:
               “Terms and Conditions Applicable to Trust
•	Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Employment Agreement to which this Exhibit A is attached.

•	Amounts will be released by the trustee on each payment date unless the trustee shall have received, no later than the day prior to the payment date, a good faith objection from Parent or the Company (the grounds for such good faith objection shall be limited to a termination of Executive’s employment for Cause or

Executive’s resignation other than for Good Reason) or the trustee has been notified that Parent or the Company is insolvent or has filed for bankruptcy, in which case the amounts shall not be released and the trustee shall notify Executive. In the event that Executive’s employment is terminated for Cause or Executive resigns other than for Good Reason, amounts held in trust for the benefit of Executive shall be promptly released and returned to the Company.

•	The trustee of the trust shall be authorized to invest the amounts solely in obligations of the United States Government and its agencies which are backed by the full faith and credit of the United States Government or in any mutual fund, common trust fund or collective investment fund which invests solely in such obligations.

•	The trustee shall be a third-party, FDIC-insured financial institution.”
          15. The Employment Agreement, except as expressly modified hereby, shall remain in full force and effect.
          16. This Amendment shall become effective, and is expressly contingent, upon the occurrence of the Effective Time and the Executive remaining continuously employed through the Effective Time and in the event that the Effective Time does not occur, this Amendment shall be void ab initio.
          17. This Amendment shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflicts of laws.
[signature page follows]

          Intending to be legally bound hereby, the parties have executed this Amendment as of the date first set forth above.

BURGER KING CORPORATION,
by	/s/ Anne Chwat

EXECUTIVE,
/s/ John W. Chidsey
John W. Chidsey